                                                                   EXHIBIT 10.12



                     UNITED SAVINGS ASSOCIATION OF TEXAS FSB
                 UNITED SAVINGS ASSOCIATION OF THE SOUTHWEST FSB
                                  Phoenix Tower
                             3200 Southwest Freeway
                              Houston, Texas 77027

                                                   March 18, 1991

Mr. Barry C. Burkholder
560 Oak Street
Winnetka, IL 60093

Dear Mr. Burkholder:

      We write to set forth our agreement with respect to your employment as President and Chief Executive Officer of United Savings Association of Texas FSB, ("USAT") and United Savings Association of the Southwest FSB, ("USAS") (collectively the "Company") both Federally chartered stock savings banks. Your employment hereunder shall commence on a date (the "Commencement Date") selected by you, which date shall not be later than April 8, 1991. The Commencement Date shall be deemed to be the date of this Agreement for all purposes of this Agreement except for paragraph 14, which shall become effective upon your signing of this Agreement.

      1. The Company hereby agrees to employ you, and you hereby agree to be employed by the Company, on the terms and conditions hereinafter set forth. You will serve as the Company's President and Chief Executive Officer. You will render such services and perform such duties for the Company and its direct and indirect subsidiaries (collectively, with the Company, the "USAT Group") consistent with your position as the President and Chief Executive Officer as the Board of Directors may from time to time determine and assign to you. You agree to serve as a member of the Board of Directors of the Company. You will, in addition, hold such offices, directorships and other positions with the USAT Group to which you may from time to time be elected or appointed. Your authority shall be subject at all times to the direction and control of the Board of Directors of the Company and to the Board's discretion to determine the policies of the USAT Group. You agree to serve the USAT Group faithfully, diligently and to the best of your ability, and you shall devote your full working time, energy and skills exclusively to the business and affairs of the USAT Group and to the promotion and advancement of its interests. During your employment hereunder, you shall not render services, whether or not compensated, to any person or entity other than the USAT Group, as an employee, independent contractor or otherwise. You agree that you will not participate in any activity detrimental to the best interests of the USAT Group and that you will not interfere in any way with the USAT Group's pursuit of its business interests.

      2. As full compensation for all of your services (including services as officer and director within the USAT Group and as a director of the Company), during your employment hereunder you shall receive the following:

           (a) a base salary at the rate of three hundred fifty thousand dollars ($350,000.00) until the first anniversary of the Commencement Date and three hundred seventy-five thousand dollars ($375,000.00) annually during the remainder of this Agreement, payable in accordance with the Company's normal payroll practices;

           (b) a bonus in the amount of fifty thousand dollars ($50,000.00), payable on the Company's next normal payroll date following the Commencement Date; and

           (c) (1.) a formula based bonus that will equal the bonus amounts, shown in Exhibit I attached, reflecting the after tax return on assets for varying asset sizes;

               (2.) so long as this Agreement is in effect and you are employed and performing your obligations under it, your bonus for the first full year of your employment shall be no less than seventy-five thousand dollars ($75,000.00), not including the bonus provided in paragraph 2(b) above, and no less than fifty thousand dollars ($50,000.00) for your second year of employment; and

               (3.) the Board of Directors has the right, but no obligation, to authorize the payments of any additional bonus or other compensation in its sole discretion. Each year the Board of Directors will use their best efforts to work out standards and objectives to help guide and gauge your performance for the upcoming year and critique your performance for the past year. For the balance of calendar year 1991, your primary goals and objectives shall be: to bring costs under tighter control and increase the profitability of the Company; to improve the management team performance; to develop consumer strategy and to build quality consumer service capability; to upgrade systems and internal control; to improve the management structure for the administration of "covered assets" and the Assistance Agreement; and to improve staff morale and quality.

      3. In the event of a sale or other disposition (other than to an affiliate of the Company in connection with an internal reorganization including, but not limited to, a merger between USAS and USAT) of (i) all or substantially all of the assets of the Company or (ii) all or substantially all of the outstanding capital stock of the Company (hereinafter, a "Sale of the Company"), provided that you are then in substantial compliance with all of your obligations under this Agreement, you shall receive an amount equal to your vested portion of two percent (2%) of the amount, if any, by which (x) the net proceeds of such Sale, plus any dividends paid after the Commencement Date (taking into account the date paid and the value of money calculated on the same basis as in clause (C) below in this paragraph), received by USAT Holdings Inc., a Delaware corporation, the current holder of all of the outstanding capital stock of the Company ("USAT Holdings"), in respect of its common stock of the Company exceeds (y) the sum of (A) the percentage of the sale of the Company that USAT Holdings Inc. receives times the net book value of the Company on March 31, 1991, (B) any contributions to the capital of the Company made by USAT Holdings after March 31, 1991 and (C) the amount representing a twelve percent (12%) cumulative return on the sum of (A) and (B) above, calculated on a compounded, semi-annual (corporate bond-equivalent) basis, and on the basis of a 360-day year comprised of twelve 30-day months. Such amount shall be determined and calculated by the Board of Directors of USAT Holdings, in its good faith discretion. Such amount shall be paid by USAT Holdings, and the Company shall have no obligation with respect to the payment of such amount. In the event the net proceeds of a Sale of the Company consist of any combination of cash, notes, securities or other property, you shall receive such cash, notes, securities or other property in the same proportion as that received by USAT Holdings. The right to receive amounts under this paragraph shall vest in five equal installments on each of the first five anniversaries of the Commencement Date, provided that you have been continuously employed by the Company through such anniversary date; and provided further that if you have been continuously employed by the Company through the fourth anniversary of the Commencement Date, the fifth installment shall vest over the fifth year, on a daily basis, so that on any day during the fifth year, the portion of the fifth installment that will have vested will equal the product of
(i) the fifth installment and (ii) a fraction, the numerator of which is the number of days you have been continuously employed by the Company after the fourth anniversary date of the Commencement Date (not to exceed 365) and the denominator of which is 365. In the event a Sale of the Company shall occur during the term of this Agreement and you have been continuously employed by the Company at the time of such Sale, you shall receive the full amount set forth above as if all five installments had fully vested prior to such Sale. In the event a Sale of the Company shall occur after termination of your employment with the Company, you shall receive the amounts set forth above that vested prior to such termination, unless your employment was terminated by the Company for cause or voluntarily by you, before the fifth anniversary of the Commencement Date, in either of which cases you shall not be entitled to any payment under this paragraph. Nothing in this Agreement shall be construed to require or create any obligation on the part of the Company or USAT Holdings to cause, or use any efforts to cause, a Sale of the Company.

      4. (a) Your employment hereunder shall commence on the Commencement Date and shall end on the earliest of the following dates: (i) the third anniversary of the Commencement Date or, if the term of this Agreement is renewed as provided below, the last day of the renewal term, (ii) the date of your


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
death, (iii) if, in the reasonable opinion of the Company's Board of Directors, you shall be unable to perform any duties hereunder by reason of physical or mental disability for a period of three (3) consecutive months, or a period of more than 180 days in the aggregate in any eighteen-month period, the date on which the Company shall elect to terminate your employment, (iv) the date on which the Company shall elect to terminate your employment for "cause" (as defined below), (v) the date on which the Company shall elect to terminate your employment without cause pursuant to subparagraph (c) below, and (vi) the date on which a Sale of the Company occurs or the Company distributes its assets to its stockholders upon liquidation of the Company. The term of your employment hereunder shall be automatically renewed on the third anniversary of the Commencement Date for two successive one-year terms thereafter (through the fifth anniversary of the Commencement Date), unless the Company gives written notice of nonrenewal to you at least thirty (30) days prior to the end of the then current term. Any such nonrenewal shall be treated as a termination of your employment without cause pursuant to paragraph 4(c) below unless cause then exists and the Company specifies in its notice to you that the nonrenewal is for cause, in which case such nonrenewal shall be treated as a termination of your employment for cause pursuant to paragraph 4(b) below.

           (b) Except for purposes of paragraph 13, for purposes of this Agreement "cause" means your personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties including, without limitation, the legitimate directions of the Board of Directors consistent with your position as President and Chief Executive Officer, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. Without limiting the foregoing, drunkenness or abuse of any controlled substance or excessive absenteeism not related to illness shall constitute a material breach of this Agreement. To the extent that you unintentionally violate this Agreement or written policies, standards and regulations of the Company, such violation shall not, by itself, constitute "cause" under this paragraph unless (i) it results in material harm to the Company or other member of the USAT Group; or (ii) if curable, it shall continue uncured for five business days after written notice thereof from the Company to you; or (iii) it recurs after you have received actual notice of the same or substantially similar violation; or (iv) it is part of a pattern of violations evidencing a disregard of your duties and obligations under this Agreement and as the President and Chief Executive Officer. Notwithstanding anything else in this Agreement, in the event your employment is terminated for cause, or in the event you voluntarily leave the employ of the Company before the fifth anniversary of the Commencement Date, you shall forfeit all rights to any compensation or benefits hereunder for any period after such termination, whether or not such rights have previously vested, including rights that previously vested under paragraph 3.

           (c) Notwithstanding anything else herein, the Company may terminate your employment at any time without cause. In the event your employment is terminated without cause, you shall continue to have any right under paragraph 3 that became vested prior to such termination and shall receive severance payments as provided in paragraph 5, but shall have no other rights to any compensation or benefits hereunder for any period after such termination.

           (d) In the event your employment terminates pursuant to clause (i) (other than a termination treated as a termination for "cause" pursuant to the last sentence of subparagraph (a) above), (ii), (iii) or (vi) of subparagraph
(a) above, you (or your heirs or legal representatives) shall continue to have any right under paragraph 3 that became vested prior to such termination, but shall have no other rights to any compensation or benefits hereunder for any period after such termination.

      5. In the event your employment is terminated by the Company without cause prior to the fifth anniversary of the Commencement Date, you shall receive a severance payment equal to (x) if your employment is terminated prior to the fourth anniversary of the Commencement Date, the sum of three hundred seventy-five thousand dollars ($375,000) and the bonus, if any, payable under paragraph 2(c) above, payable over one year, (y) if your employment is terminated after the fourth anniversary and prior to the fifth anniversary of the Commencement Date, an amount equal to the sum of the (1) product of (i) three hundred seventy-five thousand dollars ($375,000) and (ii) a fraction, the numerator of which is the number of days from the date your employment is terminated to the fifth anniversary of the Commencement Date (the "Payment Period"), and the denominator of which is 365 and (2) the bonus, if any, required by paragraph 2(c) above, payable over the Payment Period, and (z) if your employment is terminated prior to the first anniversary of the Commencement Date, a lump sum of fifty thousand dollars ($50,000) in addition to the amount specified in, and paid in accordance with, clause (x) of this paragraph 5. The severance payment shall be paid in the same manner as your base salary.

      6. During your employment hereunder, the Company shall provide you with such additional benefits, in the form of life, disability and health insurance, or other benefits as are granted to the Company's employees generally. The current benefits package is described in the booklets and materials sent under cover of a letter dated March 7, 1991 from Salvatore Ranieri to Thomas Desmond. During your employment hereunder, the Company shall also make available to you the perquisites listed on Exhibit 2. These benefits shall terminate upon termination of your employment, as provided in paragraph 4.

      7. During your employment hereunder, the Company will reimburse you for reasonable, ordinary and necessary travel and other expenses incident to your rendering of services hereunder, in conformity with the Company's regular policies from time to time in effect regarding reimbursement of expenses. Payments to you for such expenses will be made upon presentation of expense vouchers in such detail as the Company may from time to time reasonably require.

      8. You shall maintain your residence in Houston, Texas or its environs during the term of your employment. You acknowledge and agree that awareness of and involvement in community affairs and social activities in the geographic area serviced by the Company are instrumental to the effective performance of your duties under this Agreement.

      9. During your employment, without the prior written consent of the Board of Directors of the Company, you shall not, directly or indirectly: (i) enter into any other business affiliation or enterprise, including, without limitation, the establishment of a proprietorship or the participation in a partnership or joint venture or (ii) acquire any equity interest in a corporation, except equity interests that are publicly traded. You represent and warrant that, as of the Commencement Date, you are not engaged in any such business affiliation and do not own any such equity interests.

      10. The Company may, in its discretion and for its benefit, insure you against disability or death under policies which are payable to such persons as the Company shall designate. You agree to cooperate in such physical examinations and to supply such information as the Company shall reasonably require in connection with obtaining and continuing such insurance. You have advised us that you have no reason to believe that your life is not insurable at rates now prevailing for healthy men of your age:

      11. You acknowledge that, in the course of your employment, you will be occupying a position of trust and confidence with the Company and other members of the USAT Group. You agree that all information pertaining to the prior, current or future business of the Company or of the other members of the USAT Group (excluding (i) publicly available information (in substantially the form in which it is publicly available) unless such information is publicly available by reason of unauthorized disclosure and (ii) information of a general nature not pertaining exclusively to the Company or any other member of the USAT Group which would be generally acquired in similar employment with another company) constitutes valuable and confidential assets of the Company and of the other members of the USAT Group to which you will have access solely as a result of your position with the Company. You acknowledge that your agreement to comply with this paragraph 11 is a material inducement to the Company to enter into this Agreement.

           (a) You shall never use, divulge, furnish or make accessible to any third person or organization, other than in the regular course of the Company's business, any confidential or proprietary information concerning the Company or any other member of the USAT Group or its businesses, including, without limitation, confidential methods of operation and organization, marketing techniques and plans, computer software or financial information, and you shall not disparage or deprecate the Company or any other member of the USAT Group or their businesses or affairs or any individual connected with the Company or any other member of the USAT Group.

           (b) During your employment with the Company or any other member of the USAT Group and, in addition, for a period of one year following the termination of your employment with the Company and any other member of the USAT Group, you shall not, directly or indirectly, individually or on behalf of other persons, (i) engage or be interested (whether as owner, partner, lender, consultant, employee, agent, supplier, distributor or otherwise) in any business, activity or enterprise in the State of Texas or within fifty (50) miles of any city outside of the State of Texas in which the Company or any other member of the USAT Group was doing branch-based banking business at the time your employment terminated, which is competitive with any aspect of the business being conducted by the Company or any other member of the USAT Group,
(ii) employ or otherwise engage, or offer to employ or otherwise engage, any person who has been an employee or agent of the Company or any other member of the USAT Group at any time during the last year of your employment, (iii) except on behalf of the Company or any other member of the USAT Group, solicit, aid or induce any person who has been an employee or agent of the Company or any other member of the USAT Group at any time during your employment to leave his employment with the Company or any other member of the USAT Group in order to accept employment with another person or entity or (iv) except on behalf of the Company, solicit any business from any person or entity that has been a customer of the Company or any other member of the USAT Group at any time during the last two years of your employment by the Company or any other member of the USAT Group. The provisions of clause (i) of this paragraph 11(b) shall not apply to you (x) if your employment hereunder terminates upon a Sale of the Company pursuant to paragraph 4(a)(vi) or (y) if your employment hereunder is terminated by the Company without cause pursuant to paragraph 4(a)(v) and you thereafter give the Company 30 days' prior written notice of your intention to compete with the Company, in which case the severance payments under paragraph 5 of this Agreement shall cease as of the date of such notice.

           (c) You agree that inasmuch as your breach or attempted or threatened breach of any provision contained in this paragraph 11 would result in immediate and irreparable injury to the Company or another member of the USAT Group for which the Company and the other members of the USAT Group will not have an adequate remedy at law, the Company shall be entitled, in addition to all other remedies, to a temporary and permanent injunction and/or a decree for specific performance of the terms of this paragraph 11, without the necessity of showing any actual damage or posting bond or furnishing other security.

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
           (d) The provisions of this paragraph 11 shall survive the termination or expiration of this Agreement (without regard to the reasons therefor), and are in addition to and independent of any agreements or covenants contained in any other agreement and to any rights the Company may have at law or in equity.

           12. You hereby represent and warrant to the Company that you have full legal authority to enter into this Agreement and to perform your obligations hereunder, that you have no obligation to any other person or entity that would affect or conflict with any of your obligations hereunder, and that the complete performance of your obligations hereunder will not violate, result in a breach of, or constitute a default under, any law, regulation, order or decree of any governmental or judicial body or any contract by which you are bound. You further represent and warrant that you are an officer in good standing and with a clear record at Citicorp. There are no disagreements or disputes between you and those to whom you report.

           13. This Agreement is subject to, and expressly incorporates, all the rules and regulations governing Federal stock savings banks whether now or hereafter in effect (the "Rules and Regulations"), in particular 12 C.F.R.
Section 563.39, which requires, among other things, that this Agreement include the following provisions:

                (a) The Company's Board of Directors may terminate your employment at any time, but any termination by the Company's Board of Directors other than termination for cause, shall not prejudice your rights to compensation or other benefits under this Agreement. You shall have no right to receive compensation or other benefits for any period after termination for cause. Termination for cause shall include termination because of your personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the contract.

                (b) If you are suspended and/or temporarily prohibited from participating in the conduct of the Company's affairs by a notice served under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(1)), the Company's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company may in its discretion
(i) pay you all or part of the compensation withheld while its obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

                (c) If you are removed and/or permanently prohibited from participating in the conduct of the Company's affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(1)), all obligations of the Company under this Agreement shall terminate as of

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
the effective date of the order, but the vested rights of the contracting parties shall not be affected (except to the extent they would otherwise be under the terms of this Agreement).

                (d) If the Company is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this paragraph 13(d) shall not affect any vested rights of the contracting parties (except to the extent they would otherwise be under the terms of this Agreement).

                (e) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Company, (i) by the Director of the Office of Thrift Supervision ("Director") and ("OTS") at the time the Federal Deposit Insurance Corporation ("FDIC") or Resolution Trust Corporation ("RTC") enters an agreement to provide assistance to or on behalf of the Company under the authority contained in 13(c) of the Federal Deposit Insurance Act; or (ii) by the Director, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Company or when the Company is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action (except to the extent they would otherwise be under the terms of this Agreement).

           14. You acknowledge and agree that if you voluntarily terminate this Agreement, you will cause substantial harm to the Company. Accordingly, if you voluntarily terminate this Agreement without the consent of the Board of Directors of the Company before the first anniversary of the Commencement Date, you shall return to the Company the bonus paid to you under paragraph 2(b) above plus interest at the lesser of the rate of twelve percent (12%) per annum and the maximum annual rate permitted by law, and you shall reimburse the Company for any portion of the fee paid by the Company to Seiden Associates, Inc. with respect to your employment that was not reimbursed by Seiden Associates, Inc. In addition, because you acknowledge that the other damages that would be suffered by the Company are not readily ascertainable and that fifty thousand dollars ($50,000.00) is an amount which is reasonable in light of the anticipated or actual harm to the Company, you shall also pay that amount to the Company. You further acknowledge and agree that the rights created under this paragraph are in addition to and independent of any other rights that the Company may have under other paragraphs of this Agreement or at law or in equity.

           15. Any notice or other communication required or permitted to be given hereunder shall be deemed to have been duly given when personally delivered or when sent by certified mail, return receipt requested, postage prepaid, as follows:

           If to the Company:

                  United Savings Association of Texas FSB
                  Phoenix Tower
                  3200 Southwest Freeway
                  Houston, Texas 77027
                  Attn: General Counsel

           with a copy to:

                  USAT Holdings Inc.
                  c/o Ranieri Wilson & Co., Inc.
                  520 Madison Avenue
                  New York, New York 10022
                  Attn: Salvatore A. Ranieri, Esq.



           If to you, at your address as set forth above, with a copy to any person you may specify by written notice to the Company. Either party may change its or his address for the purpose of this paragraph by written notice similarly given.

           16. If any clause or provision of this Agreement shall be held to be invalid or unenforceable, such clause or provision shall be construed and enforced as if it had been more narrowly drawn so as not to be invalid or unenforceable, and such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this Agreement.

           17. This Agreement sets forth the parties' final and entire agreement, and supersedes any and all prior understandings, with respect to its subject matter. This Agreement shall be of force and effect only if signed below by all parties. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and upon you, your heirs, administrators and legal representatives, but no right or obligation hereunder may be assigned or delegated, except by the Company to an entity that succeeds to or acquires all or substantially all of the Company's assets, whether by purchase, merger, consolidation or otherwise. No failure or delay by either party in exercising any right, option, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any other right, option, power or privilege. This Agreement can only be changed, waived or terminated by a writing signed by both you and the Company and shall be governed by the internal law of the State of New York (without reference to its rules as to conflicts of laws). Any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in New York City in accordance with the rules, then obtaining, of the American Arbitration Association, and judgment upon any such arbitration award may be entered in the Supreme Court of the State of New York or in any other court having jurisdiction thereof.

18. If at any time prior to the fifth anniversary of the Commencement Date you shall terminate your employment within sixty days after you have been, and because you have been, Constructively Discharged (as defined below), you shall not be deemed to have voluntarily left the employ of the Company and such termination of employment shall for all purposes under this Agreement be treated as termination of your employment by the Company without cause pursuant to paragraph 4(c) above. For purposes of this paragraph 18, you shall be "Constructively Discharged" upon the occurrence of any one of the following events: (a) you are not re-elected or are removed from the positions of President and Chief Executive Officer or director of the Company, other than as a result of your election or appointment to positions of superior scope or responsibility, or other than for cause as described in paragraph 4(b) above or reasons described in paragraph 13 above; (b) the Company deliberately strips you of the authority of President and Chief Executive Officer by materially changing your material duties, responsibilities, and working conditions in such a way that a reasonable person would conclude that you have been effectively removed from the positions of President and Chief Executive Officer; (c) the continued and willful failure by the Company (other than for administrative or other reasons under your control as President and Chief Executive Officer of the Company) to pay compensation or provide material benefits in accordance with this Agreement and such failure is not cured by the Company within ten business days after you have provided written notice of such failure to the Board of Directors of the Company; (d) the continued and willful failure of USAT Holdings to pay any monies due to you under paragraph 3 of this Agreement and such failure is not cured by USAT Holdings within ten business days after you have provided written notice of such failure to the Board of Directors of USAT Holdings; or (e) the Company commits a material breach of any other material obligation under this Agreement that causes you material harm and such breach is not cured or remedied, including, but not limited to, by monetary recompense, within a reasonable time after you provide written notice of such failure to the Company's Board of Directors.

19. The Company agrees to indemnify you to the fullest extent required or permitted for any officer, director, or employee under the Company's articles of incorporation and by-laws, as in effect from time to time, and Section 121 of
Part 545 of Title 12, Code of Federal Regulations, and to include you as one of the persons covered under any insurance policy of the type described in said section 545.121 (if such policy is obtained and in effect) obtained by the Company to cover officers and directors of the Company.

20. You understand that your appointment and election and this Agreement are subject to review by regulatory agencies and approval or no supervisory objection from those agencies and that your appointment and election and this Agreement are of no force and effect unless and until such regulatory approval or no supervisory objection is obtained. Furthermore, you understand that you must complete various forms and provide detailed personal and financial information to those regulatory agencies. The Company agrees to use its best efforts, and you agree to use your best efforts, to obtain the necessary regulatory responses to effectuate your appointment and election and this Agreement.

           If the foregoing correctly sets forth your understanding of our agreement, please so indicate by signing and returning to us a copy of this letter.


                                        UNITED SAVINGS ASSOCIATION OF
                                        TEXAS FSB



                                        By: /s/
                                           ---------------------------
                                        Dated: 3/21/91
                                              ------------------------

                                        UNITED SAVINGS ASSOCIATION
                                        OF THE SOUTHWEST FSB



                                        By: /s/
                                           ---------------------------
                                        Dated: 3/21/91
                                              ------------------------




ACCEPTED AND AGREED TO


/s/ Barry C. Burkholder
- -----------------------
Barry C. Burkholder
Dated: MARCH 18, 1991
      -----------------



ACCEPTED AND AGREED TO
AS TO PARAGRAPH 3:

USAT HOLDINGS INC.



By:  /s/
   --------------------
Dated: Mar. 21, 1991
      -----------------
      V.P. & Sec.

                                            EXHIBIT 1
                                            Total Bonus

            Asset Size
            4,000,001-       5,000,001-         6,000,001-       7,000,001-        8,000,001-        9,000,001-
ROA          5,000,000        6,000,000          7,000,000        8,000,000         9,000,000        10,000,000
- ---          ---------        ---------          ---------        ---------         ---------        ----------
    65               0                0                  0                0                 0                 0
    66           7,500            9,000             10,500           12,000            13,500            15,000
    67          15,000           18,000             21,000           24,000            27,000            30,000
    68          22,500           27,000             31,500           36,000            40,500            45,000
    69          30,000           36,000             42,000           48,000            54,000            60,000
    70          37,500           45,000             52,500           60,000            67,500            75,000
    71          45,000           54,000             63,000           72,000            81,000            90,000
    72          52,500           63,000             73,500           84,000            94,500           105,000
    73          60,000           72,000             84,000           96,000           108,000           120,000
    74          67,500           81,000             94,500          108,000           121,500           135,000
    75          75,000           90,000            105,000          120,000           135,000           150,000
    76          82,500           99,000            115,500          132,000           148,500           165,000
    77          90,000          108,000            126,000          144,000           162,000           180,000
    78          97,500          117,000            136,500          156,000           175,500           195,000
    79         105,000          126,000            147,000          168,000           189,000           210,000
    80         112,500          135,000            157,500          180,000           202,500           225,000
    81         120,000          144,000            168,000          192,000           216,000           240,000
    82         127,500          153,000            178,500          204,000           229,500           255,000
    83         135,000          162,000            189,000          216,000           243,000           270,000
    84         142,500          171,000            199,500          228,000           256,500           285,000
    85         150,000          180,000            210,000          240,000           270,000           300,000
    86         157,500          189,000            220,500          252,000           283,500           315,000
    87         165,000          198,000            231,000          264,000           297,000           330,000
    88         172,500          207,000            241,500          276,000           310,500           345,000
    89         180,000          216,000            252,000          288,000           324,000           360,000
    90         187,500          225,000            262,500          300,000           337,500           375,000
    91         195,000          234,000            273,000          312,000           351,000           390,000
    92         202,500          243,000            283,500          324,000           364,500           405,000
    93         210,000          252,000            294,000          336,000           378,000           420,000
    94         217,500          261,000            304,500          348,000           391,500           435,000
    95         225,000          270,000            315,000          360,000           405,000           450,000
    96         232,500          279,000            325,500          372,000           418,500           465,000
    97         240,000          288,000            336,000          384,000           432,000           480,000
    98         247,500          297,000            346,500          396,000           445,500           495,000
    99         255,000          306,000            357,000          408,000           459,000           510,000
   100         262,500          315,000            367,500          420,000           472,500           525,000
   101         270,000          324,000            378,000          432,000           486,000           540,000
   102         277,500          333,000            388,500          444,000           499,500           555,000
   103         285,000          342,000            399,000          456,000           513,000           570,000
   104         292,500          351,000            409,500          468,000           526,500           585,000
   105         300,000          360,000            420,000          480,000           540,000           600,000
   106         307,500          369,000            430,500          492,000           553,500           615,000
   107         315,000          378,000            441,000          504,000           567,000           630,000
   108         322,500          387,000            451,500          516,000           580,500           645,000
   109         330,000          396,000            462,000          528,000           594,000           660,000
   110         337,500          405,000            472,500          540,000           607,500           675,000

                                    Exhibit 2

                         To Employment Agreement between
                  United Savings Association of Texas FSB and
                               Barry C. Burkholder



Perquisites

1.    Automobile allowance of $1,000 per month.

2. Dues for membership in one country club and one luncheon club plus aggregate initiation fee not to exceed twenty-five thousand dollars ($25,000).

3. Reimbursement for out-of-pocket costs of relocating to Houston (excluding any loss on the sale of current home, if any) in accordance with the Company's relocation policy for senior management including gross-up for any federal, state or local income taxes actually paid on account of such reimbursement.

4. Allowance for living expenses in Houston until relocated in an amount not to exceed three thousand five hundred dollars ($ 3,500) per month up to a maximum of eight months.

5. Reimbursement of coach class round trip tickets between Houston and Chicago for you to visit your wife or your wife to visit you one time per week, up to a maximum of six months.

[UNITED SAVINGS ASSOCIATION OF TEXAS FSB LETTERHEAD]

March 26, 1991



Mr. Barry C. Burkholder
560 Oak Street
Winnetka, Illinois 60093

Dear Mr. Burkholder:

Pursuant to paragraph 17 of the letter agreement dated March 18, 1991, between you and United Savings Association of Texas FSB and United Savings Association of the Southwest FSB (The "Agreement"), this letter confirms that your employment shall commence on April 10, 1991. This date is designated the "Commencement Date" as defined in The Agreement, and supersedes the statement in the introductory paragraph that the Commencement Date "shall not be later than April 8, 1991." No other terms or conditions of The Agreement are affected by the change in Commencement Date.

Four copies of this letter are provided for your signature. Please return all four signed copies to us; we will provide a full executed copy to you and one to your attorney.

Sincerely,


/s/ KJ Hartnett
- ---------------
Karen J. Hartnett
Senior Vice President
Human Resources



United Savings Association of Texas, FSB     Accepted and agreed to:

By: /s/
   -------------------------------
                                             /s/ Barry C. Burkholder
                                             ------------------------------
Date:  4/3/91                                Barry C. Burkholder
     -----------------------------



United Savings of the Southwest, FSB         Accepted and agreed to by
                                             USAT Holdings, Inc;


By: /s/                                      /s/
   -------------------------------           ------------------------------

Dated:  4/3/91                                    4/4/91
      ----------------------------           ------------------------------